Amendment no. 1 to ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT (this “Amendment”), is made this 15th day of August 2023 (the “Amendment Effective Date”), by and between Quaker Investment Trust, a Delaware statutory trust (the “Trust”) and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”)

WHEREAS:

A.	The Trust and the Administrator entered into an Administration Agreement dated as of June 1, 2021 (the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administrative and accounting services to series portfolios (“Portfolios”) as set forth Schedule I of the Agreement;

B.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	WHEREAS Clauses. The first WHEREAS clause of the Agreement are hereby deleted and replaced with the following:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of the series of exchange-traded funds (each an “ETF”) and mutual funds (each a “Mutual Fund” which may consist of one or more classes (each a “Class” of shares of beneficial interest “Shares”) and together with the ETFs, (each a “Portfolio” and collectively the "Portfolios").

3.	Fund or Funds. The parties hereby agree that all references to a “Fund” or “Funds” throughout the Agreement, when capitalized, are deemed to be a reference to a Portfolio or a group of Portfolios, as applicable.

4.	Schedule I (Portfolios). Schedule I (Portfolios) of the Agreement is hereby amended to add the following ETF to the Schedule:

•	CCM Affordable Housing MBS ETF (OWNS)

5.	Schedule II (List of Services). Schedule II (List of Services) of the Agreement is hereby amended to add the following new Service, for which the Administrator shall provide for each ETF added to the Schedule:

“Receive portfolio composition files (“PCF”) from the Investment Adviser and, subject to final approval of such filed by the Investment Adviser, send PCF to custodian in appropriate format.

6.	Schedule III (Schedule of Fees). Schedule III (Schedule of Fees) of the Agreement is hereby amended solely to delete and replace in its entirety the “Annual Minimum Fee” section of the “Administration and Accounting Fee” section of the Schedule with the following:

Annual Minimum Fee (calculated and paid by each Portfolio on a monthly basis):

Portfolios	Annual Minimum Fee
CCM Core Impact Equity Fund	$60,000
CCM Small/Mid-Cao lmpact Value Fund	$60,000
CCM Affordable Housing MBS ETF	$60,000

* Notwithstanding the foregoing, through and until December 31, 2024, the Administrator hereby agrees to waive $35,000 of the Annual Minimum Fee otherwise payable in connection with each Portfolio, such that the effective Annual Minimum Fee for such Portfolio shall be $25,000.

7.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

8.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

9.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator and the Funds and each of their respective permitted successors and assigns.

10.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		QUAKER INVESTMENT TRUST

By:	/s/ John Alshefski	By:	/s/ Alyssa Greenspan
Name:	John Alshefski	Name:	Alyssa Greenspan
Title:	Senior Vice President	Title:	President